Exhibit 12

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                                      MASSACHUSETTS ELECTRIC COMPANY
                             Computation of Ratio of Earnings to Fixed Charges
                                              (SEC Coverage)
                                                (Unaudited)
                                     12 Months
                                       Ended
                                   June 30, 1996                Years Ended December 31,
                                     Actual                    -------------------------------------------------------------
                                    (Unaudited)   1995       1994         1993      1992        1991
                                 --------------   ----       ----         ----      ----        ----
                                                                    (In Thousands)
Net Income                           $37,598    $29,101     $34,726     $23,779    $34,905     $25,243
- ----------

Add income taxes and fixed charges
- ----------------------------------
  Current federal income taxes        20,341      9,437      (6,762)      5,606      3,977       8,568
  Deferred federal income taxes         (336)     6,156      24,932       3,430     13,451       3,889
  Investment tax credits - net        (1,125)    (1,132)     (1,228)     (1,228)    (1,228)     (1,194)
  Massachusetts franchise tax          4,902      3,935       4,681       3,348      3,858       2,920
  Interest on long-term debt          26,781     25,901      20,967      23,403     21,910      20,157
  Interest on short-term debt and other6,368      6,784       6,366       3,638      3,657       3,643
                                     -------    -------     -------     -------    -------     -------

Net earnings available for fixed charges        $94,529     $80,182     $83,682    $61,976     $80,530   $63,226
                                     -------    -------     -------     -------    -------     -------

Fixed charges:
  Interest on long-term debt         $26,781    $25,901     $20,967     $23,403    $21,910     $20,157
  Interest on short-term debt and other6,368      6,784       6,366       3,638      3,657       3,643
                                     -------    -------     -------     -------    -------     -------
     Total fixed charges             $33,149    $32,685     $27,333     $27,041    $25,567     $23,800
                                     =======    =======     =======     =======    =======     =======

Ratio of earnings to fixed charges      2.85       2.45        3.06        2.29       3.15        2.66
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